As filed with the Securities and Exchange Commission on July 3, 2017

Registration No. 333-218924

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALYXT, INC.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Delaware	2870	27-1967997
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

600 County Road D West

Suite 8

New Brighton, MN 55112

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Calyxt, Inc.

600 County Road D West

Suite 8

New Brighton, MN 55112

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard D. Truesdell, Jr. Derek J. Dostal Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000		Shayne Kennedy Brian Cuneo Brett Urig Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 (714) 540-1235

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 1 to the Company’s Registration Statement on Form S-1 is to amend the Exhibit Index and to file Exhibits 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.20, 10.21, 10.22, 10.23, 10.24 and 10.25. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II, including the signature page and the Exhibit Index, and the Exhibits filed herewith. This Amendment No. 1 does not contain a copy of the prospectus that was included in the Company’s Registration Statement on Form S-1 and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Amount to Be Paid
SEC registration fee		$5,795
FINRA filing fee		7,500
NASDAQ listing fee		25,000
Transfer agent’s and registrar’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s By-laws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The registrant also expects to enter into indemnification agreements with each of its directors at or prior to completion of the offering contemplated by this registration statement to provide these directors additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s Certificate of Incorporation and amended and restated By-laws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s Certificate of Incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

We have not sold any securities, registered or otherwise, within the past three years, except for the following:

On October 1, 2015, we entered into an amended and restated contribution with Cellectis pursuant to which Cellectis contributed $40 million to us in exchange for 7,000,000 shares of our common stock. The $40 million contribution consisted of $30 million of cash and the conversion to equity of $10 million of loans and outstanding obligations owed by us to Cellectis. The issuance of the shares was made pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933.

In fiscal year 2017, the Registrant granted to its director, employees and consultants options to purchase an aggregate of              shares under its equity compensation plans at exercise prices ranging from $             to $             per share.

In fiscal year 2016, the Registrant granted to its director, employees and consultants options to purchase an aggregate of             shares under its equity compensation plans at exercise prices ranging from $             to $             per share.

In fiscal year 2015, the Registrant granted to its director, employees and consultants options to purchase an aggregate of              shares under its equity compensation plans at exercise prices ranging from $             to $             per share.

In fiscal year 2014, the Registrant granted to its director, employees and consultants options to purchase an aggregate of              shares under its equity compensation plans at exercise prices ranging from $             to $             per share.

Option grants and the issuances of common stock upon exercise of such options were exempt pursuant to Rule 701 and Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Reference is herein made to the attached Exhibit Index, which is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Brighton, State of Minnesota, on the 3rd day of July, 2017.

CALYXT, INC.

By:	/s/ Federico A. Tripodi
Name: Federico A. Tripodi
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Federico A. Tripodi	Chief Executive Officer (principal executive officer)	July 3, 2017
Federico A. Tripodi

/s/ Bryan W. J. Corkal	Chief Financial Officer (principal financial and accounting officer)	July 3, 2017
Bryan W. J. Corkal

* André Choulika	Chairman	July 3, 2017

*By:	/s/ Bryan W. J. Corkal
Bryan W. J. Corkal, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1**	Form of Underwriting Agreement

3.1**	Form of Certificate of Incorporation

3.2**	Form of By-laws

5.1*	Opinion of Davis Polk & Wardwell LLP

10.1**	Management Services Agreement between Cellectis S.A., Cellectis, Inc. and Calyxt, Inc., dated as of January 1, 2016

10.2**	Form of Management Services Agreement Amendment

10.3**	Form of Separation Agreement between Cellectis S.A. and Calyxt, Inc.

10.4**	Form of Stockholders Agreement

10.5	Form of License Agreement between Cellectis S.A. and Calyxt, Inc.

10.6#	Exclusive Patent License Agreement between Regents of the University of Minnesota and Calyxt Inc. (f.k.a. Cellectis Plant Sciences, Inc.), dated December 15, 2014

10.7#	Commercial License Agreement between Two Blades Foundation and Calyxt, Inc. (f.k.a. Cellectis Plant Sciences, Inc.), dated December 9, 2014

10.8#	First Amendment to the Commercial License Agreement between Two Blades Foundation and Calyxt, Inc. (f.k.a. Cellectis Plant Sciences, Inc.), dated December 1, 2016

10.9#	Letter Agreement between Two Blades Foundation and Calyxt, Inc. (f.k.a. Cellectis Plant Sciences, Inc.), dated December 31, 2015

10.10#	Exclusive License Agreement between Plant Bioscience Limited and Calyxt, Inc. (f.k.a. Cellectis Plant Sciences, Inc.), dated April 25, 2015

10.11**	Calyxt, Inc. Equity Incentive Plan

10.12**	Form of Stock Option Agreement pursuant to the Calyxt, Inc. Equity Incentive Plan

10.13**	Offer Letter between Calyxt, Inc. and Federico A. Tripodi, dated May 6, 2016

10.14**	Offer Letter between Calyxt, Inc. and Bryan W. J. Corkal, dated November 16, 2016

10.15**	Consulting Agreement between Calyxt, Inc. (f.k.a. Cellectis Plant Sciences, Inc.) and Daniel Voytas, dated January 1, 2010

10.16**	Amendment 1 to Consulting Agreement between Calyxt, Inc. (f.k.a. Cellectis Plant Sciences, Inc.) and Daniel Voytas, dated December 21, 2012

10.17**	Composite Employment Agreement among Cellectis, S.A., Calyxt, Inc. (f.k.a. Cellectis Plant Sciences, Inc.) and Luc Mathis, dated January 1, 2006, as last amended July 1, 2016

10.18**	Offer Letter between Calyxt, Inc. and Gregory Smith, dated April 24, 2015

10.19**	Severance Agreement between Calyxt, Inc. and Gregory Smith, effective March 22, 2016

10.20	Calyxt, Inc. 2017 Omnibus Incentive Plan

10.21	Calyxt, Inc. 2017 Stock Option Sub-Plan for French Employees and Directors

10.22	Form of Stock Option Agreement pursuant to the Calyxt, Inc. 2017 Omnibus Incentive Plan

Exhibit Number	Description

10.23	Form of Restrictive Stock Unit Agreement pursuant to the Calyxt, Inc. 2017 Omnibus Incentive Plan

10.24	Form of Resolution with regard to the Grant of Warrants to purchase shares of Cellectis S.A.

10.25	Calyxt, Inc. 2017 Restricted Stock Unit Sub-Plan for French Employees and Directors

23.1**	Consent of Independent Registered Certified Public Accounting Firm

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1**	Power of Attorney

*	To be filed by amendment
**	Previously filed
#	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the registration statement and submitted separately to the United States Securities and Exchange Commission.